EXHIBIT 99.1

                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                             July 27, 2004
-------------------------------------------------------------------------------

Contact:      Ray Adams
              (503) 240-5223


                       OREGON STEEL MILLS, INC. ANNOUNCES
                             SECOND QUARTER RESULTS

HIGHLIGHTS:
-----------

[BULLET]  SALES WERE $281.8 MILLION, UP 48 PERCENT FROM THE SECOND QUARTER OF
          2003

[BULLET] RECORDED AN ADDITIONAL LABOR DISPUTE SETTLEMENT CHARGE OF $31.9 MILLION OF WHICH $28.7 MILLION WAS NON-CASH

[BULLET] EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION, BEFORE THE NON-CASH CHARGE OF $28.7 MILLION, WAS $60.8 MILLION

[BULLET] NET INCOME WAS $14.0 MILLION ($.53 PER SHARE), A QUARTERLY RECORD FOR THE COMPANY. BEFORE THE LABOR DISPUTE SETTLEMENT CHARGE, NET INCOME WAS $45.9 MILLION ($1.73 PER SHARE)

[BULLET]  CASH FLOW FROM OPERATIONS WAS $51.1 MILLION

Portland, Oregon, July 27, 2004/Business Wire/--Oregon Steel Mills, Inc. (NYSE:
OS) today reported second quarter of 2004 net income of $14.0 million ($.53 per share), a quarterly record for the Company, which includes an additional labor dispute settlement charge of $31.9 million ("Settlement Charge"). This compares to a net loss of $51.9 million (a negative $1.97 per share) for the second quarter of 2003. Net income for the second quarter of 2004 exclusive of the Settlement Charge was $45.9 million ($1.73 per share).

Sales for the second quarter of 2004 were $281.8 million, a quarterly record for the Company. This compares to second quarter 2003 sales of $189.9 million. Average sales price per ton in the second quarter of 2004 was $654 compared to $450 in the second quarter of 2003. Total shipments for the second quarter of 2004 were 431,000 tons compared to the second quarter of 2003 shipments of 422,400 tons. This increase in shipments is primarily due to increased shipments of plate, coil, structural tubing, rail, rod and bar products partially offset by lower welded and seamless pipe shipments. The increases in sales and average sales price were primarily due to higher average selling prices for plate, coil, welded pipe, rail and rod and bar products and the increased shipments noted above.

Operating income for the second quarter of 2004 was $20.3 million (an average of $47 per ton), including the $31.9 million Settlement Charge. Operating income before the Settlement Charge was $52.2 million (an average of $121 per ton). This compares to an operating loss of $48.6 million in the second quarter of 2003, which included impairment charges of $36.1 million. The operating loss for the second quarter of 2003 before the asset impairment charges was $12.5 million.

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


During the second quarter of 2004, the Company recorded a pretax Settlement Charge of $31.9 million, of which $28.7 million was non-cash, related to the previously announced tentative agreement to issue four million shares of Company common stock to a labor dispute settlement trust ("Trust") as part of the settlement of the labor dispute ("Settlement") at the Company's majority-owned subsidiary, Rocky Mountain Steel Mills. The non-cash portion of the charge is a result of adjusting the previously recorded value at March 31, 2004 of the four million shares of Company common stock ($30.2 million at $7.56 per share) to market at June 30, 2004. The closing price of the Company's common stock on the New York Stock Exchange at June 30, 2004 was $14.74 per share, resulting in an additional non-cash charge of $28.7 million. The Company will continue to adjust the common stock portion of the Settlement at the end of each quarter either up or down for the change in the price of the Company's common stock through the effective date of the Settlement. The Company expects the Settlement will be finalized in August.

In addition, as part of the Settlement, the Company agreed, under certain circumstances, to pay on behalf of the Trust, certain expenses that would otherwise be incurred by the Trust related to the issuance of the four million shares. Accordingly, the Company recorded an additional charge in the second quarter of 2004 of approximately $3.2 million as part of the cost of Settlement related to the issuance of the shares to the Trust.

The second quarter of 2003 included after-tax asset impairment charges of $40.4 million ($1.53 per share). These asset impairments consisted of fixed assets and related dedicated stores and other assets at the Company's Portland, Oregon and Pueblo, Colorado steelmaking facilities totaling $36.1 million pre-tax ($22.9 million after-tax) and a $17.5 million charge to income tax expense due to a valuation allowance on recorded deferred tax assets. During the second quarter of 2003, the Company shut down its Portland, Oregon melt shop and recorded an impairment charge of $27.0 million for the fixed assets and related assets. This decision was predicated on the determination that purchasing steel slabs was a better financial decision than continuing to operate the melt shop over the long term. In addition, the Company recognized an asset impairment charge of $9.1 million on a caster and related assets at the Rocky Mountain Steel Mills Division. The Company completed design specifications in the second quarter of 2003 for the new single furnace due to begin operation in late 2005. The new single furnace will only require one caster. Accordingly, it was determined that one of the casters and related assets would have no future service potential.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2004 was $32.1 million (or $60.8 million exclusive of the $28.7 million non-cash portion of the Settlement Charge) compared to a negative $34.8 million (or $8.2 million in the second quarter of 2003 exclusive of the asset impairment charges). A reconciliation of EBITDA and EBITDA as adjusted is provided in the last table of this press release. The higher operating income and EBITDA during the second quarter of 2004 compared to the second quarter of 2003 reflects increased volume and higher average selling prices, as discussed above, partially offset by higher steel slab costs at the Company's Oregon Steel Division, and higher scrap costs at the

Company's Rocky Mountain Steel Division. Average steel slab cost and average scrap cost were up 32% and 57%, quarter to quarter, respectively.

EBITDA is a non generally accepted accounting principles ("GAAP") liquidity measure. The Company believes that EBITDA is useful to investors because it is a basis upon which we assess our financial performance, it provides useful information regarding our ability to service our debt and because it is a commonly used financial analysis tool for measuring and comparing companies in several areas of liquidity, operating performance and leverage. We believe EBITDA excluding the effects of the non-cash portion of the labor dispute settlement charges and fixed and other asset impairment charges is useful to investors because the Company believes the excluded items are nonrecurring, except for additional labor dispute settlement charges that may occur based on the market value of the Company's shares of common stock to be issued as part of the Settlement.

Jim Declusin, the Company's President and CEO, stated, "We at Oregon Steel are very pleased to announce second quarter results that are a record for the Company, its stockholders and its 1,400 employees. These results were fueled by very strong steel markets, both domestically and globally, that have increased demand for the products we produce. All of our market segments have shown strength during the second quarter and for the most part are forecasted to remain that way through the third quarter. Our ability to raise steel prices during the period has certainly contributed to our record profitability but other very important factors have been the ongoing efforts of our workforce to achieve cost reductions, quality improvements and productivity gains across all product lines."

LIQUIDITY

At June 30, 2004, the Company maintained a $65 million revolving credit facility of which $5.0 million was restricted, an additional $15.4 million was restricted under outstanding letters of credit and $44.6 million was available for use. There were no amounts outstanding on the revolving credit facility as of June 30, 2004. During the quarter the Company generated $51.1 million of cash flow from operations and as a result, total debt outstanding, net of cash of $53 million, was $259 million at June 30, 2004. This compares to total debt, net of cash, of $296 million at December 31, 2003 and $305 million at March 31, 2004. During the second quarter of 2004, the Company incurred capital expenditures of $5.1 million; depreciation and amortization was $9.7 million. For all of 2004, the Company anticipates that capital expenditures and depreciation and amortization will be approximately $28 million and $39 million, respectively.

2004 OUTLOOK

For 2004, the Company expects to ship approximately 1,720,000 tons of products and generate over $1 billion in sales. In the Oregon Steel Division the sales product mix is expected to consist of 615,000 tons of plate and coil, 175,000 tons of welded pipe and 70,000 tons of structural tubing. At these shipment levels the Company expects to run its Portland combination mill at approximately 80 percent of its rated capacity, the welded pipe mills at approximately 25 percent of their rated capacities and the structural tubing mill at approximately 50 percent of its rated capacity. The Company's RMSM Division expects to sell approximately 362,000 tons and 500,000 tons of rail and rod and bar products, respectively. At these shipment levels the rail and rod mills would be at approximately 90 percent and 100 percent, respectively, of their rated capacities. Seamless pipe shipments will be dependent on market conditions in the drilling industry. At the present time the Company's large diameter weld pipe and seamless pipe mills are not operating.

FILING OF S-3 REGISTRATION STATEMENT FOR UNION SETTLEMENT SHARES

The Company filed today, in anticipation of the finalization of the Settlement, a Registration Statement on Form S-3 with the Securities and Exchange Commission to register the four million shares of its common stock to be issued in connection with the Settlement. The shares to be registered will be owned by the Trust created as part of the Settlement. After the registration statement is effective, the resale of the shares will be restricted by law and by a registration rights agreement. The registration is not for the purpose of raising new capital but is registering new securities to be issued by the Company.

The Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold under this registration nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The registration statement and all other SEC filings by the Company are available for review at http://www.sec.gov/. A written prospectus, when available, meeting the
-------------------
requirements of Section 10 of the Securities Act of 1933 may also be obtained from L. Ray Adams, Vice President Finance, Oregon Steel Mills, Inc., 1000 SW Broadway, Suite 2200, Portland, Oregon 97205.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K, Form 10-Q and other SEC reports.

CONFERENCE CALL WEBCAST

On July 27, 2004 at 8:00 a.m. PT (11:00 p.m. ET), the Company will hold a conference call to discuss the results of the second quarter. You are invited to listen to a live broadcast of the Company's conference call over the Internet, accessible at www.osm.com on the Investor Relations' page.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.



                                    OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                                       CONDENSED CONSOLIDATED INCOME STATEMENTS(FN1)
                                  (In thousands, except tonnage and per share amounts)
                                                       (Unaudited)

                                                               Three Months Ended                    Six Months Ended
                                                                    June 30,                             June 30,
                                                              --------------------------       -------------------------
                                                                  2004            2003             2004           2003
                                                              ----------       ---------       ---------       ---------
Sales                                                          $ 281,769       $ 189,894       $ 534,165       $ 365,576
Cost of sales                                                    212,772         190,006         427,372         359,607
Gain on sale of assets                                               (30)           (213)           (293)           (274)
Labor dispute settlement adjustment                               31,868              --          38,868              --
Fixed and other asset impairment charges                              --          36,113              --          36,113
Selling, general and administrative expenses                      16,816          12,551          32,771          25,264
                                                               ---------       ---------       ---------       ---------
   Operating income (loss)                                        20,343         (48,563)         35,447         (55,134)
Interest expense, net                                             (8,461)         (8,352)        (17,029)        (16,561)
Other income, net                                                    836             459           1,472             735
Minority interest                                                  1,259           2,204           1,614           2,462
                                                               ---------       ---------       ---------       ---------

Income (loss) before income taxes                                 13,977         (54,252)         21,504         (68,498)
Income tax benefit                                                    43           2,305              41           7,525
                                                               ---------       ---------       ---------       ---------

     Net income (loss)                                         $  14,020       $ (51,947)      $  21,545       $ (60,973)
                                                               =========       =========       =========       =========
Basic earnings (loss) per share                                $    0.53       $   (1.97)      $    0.81       $   (2.31)
Diluted earnings (loss) per share                              $    0.52       $   (1.97)      $    0.81       $   (2.31)
Basic weighted average shares outstanding                         26,567          26,388          26,528          26,388
Diluted weighted average shares outstanding                       26,832          26,388          26,697          26,388

Operating income per ton                                       $   47.20       $ (114.97)      $   39.05       $  (67.11)
Operating margin                                                     7.2%          (25.6)%           6.6%          (15.1)%

Depreciation and amortization                                  $   9,709       $  11,227       $  19,500       $  21,691
EBITDA (see attached table)                                    $  32,076       $ (34,780)      $  57,922       $ (30,460)
EBITDA as adjusted (see attached table)                        $  60,796       $  (8,208)      $  93,642       $  (3,888)

Total tonnage sold:
Oregon Steel Division
   Plate and coil                                                135,900         125,900         309,700         234,600
   Welded pipe                                                    49,400          79,000         108,200         130,200
   Structural tubing                                              18,500              --          28,900              --
   Slab                                                              300              --             400              --
                                                               ---------       ---------       ---------       ---------

                                                                 204,100         204,900         447,200         364,800
                                                               ---------       ---------       ---------       ---------
Rocky Mountain Steel Mills Division
   Rail                                                           93,200          86,800         193,900         199,700
   Rod/Bar                                                       133,200         117,400         263,300         232,900
   Seamless pipe                                                     500          13,300           3,300          24,200
                                                               ---------       ---------       ---------       ---------
                                                                 226,900         217,500         460,500         456,800
                                                               ---------       ---------       ---------       ---------
      Total Company                                              431,000         422,400         907,700         821,600
                                                               =========       =========       =========       =========

Sales:
   Oregon Steel Division                                       $ 156,433       $ 104,496       $ 302,059       $ 187,622
   Rocky Mountain Steel Mills Division                           125,336          85,398         232,106         177,954
                                                               ---------       ---------       ---------       ---------
      Total Company                                            $ 281,769       $ 189,894       $ 534,165       $ 365,576
                                                               =========       =========       =========       =========

Average selling price per ton:
   Oregon Steel Division                                       $     766       $     510       $     675       $     514
   Rocky Mountain Steel Mills Division                         $     552       $     393       $     504       $     390
Total Company                                                  $     654       $     450       $     588       $     445

(FN1) Certain reclassifications have been made in prior year's periods to conform to the current period presentations. Such reclassifications do not effect results of operations as previously reported.

                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS(FN1)
                                 (In thousands)

                                                     June 30,       December 31,
                                                       2004             2003
                                                   -----------      ------------
                                                   (Unaudited)

Current assets:
    Cash and cash equivalents                         $ 52,958       $  5,770
    Trade accounts receivable, net                      93,013         80,190
    Inventories                                        154,435        139,623
    Deferred taxes and other current assets             17,292         35,141
                                                      --------       --------
                                                       317,698        260,724
Property, plant and equipment, net                     482,189        477,581
Goodwill                                                   520            520
Intangibles, net                                        11,662         11,803
Other assets                                            11,488         15,514
                                                      --------       --------
       Total assets                                   $823,557       $766,142
                                                      ========       ========

Current liabilities                                   $136,014       $133,997
Long-term debt                                         309,550        301,832
Deferred taxes                                           7,979         20,442
Other liabilities(FN2)                                 143,697        106,048
                                                      --------       --------
                                                       597,240        562,319
Minority interest                                       17,199         16,571
Stockholders' equity                                   209,118        187,252
                                                      --------       --------
Total liabilities and stockholders' equity            $823,557       $766,142
                                                      ========       ========

(FN1) Certain reclassifications have been made in prior year's periods to conform to the current period presentations. Such reclassifications do not effect results of operations as previously reported.

(FN2) Included in other liabilities is an accrued liability of $59.0 million and $23.2 million at June 30, 2004 and December 31, 2003, respectively, for the value of the 4 million shares of Company common stock to be issued as part of the Settlement.



                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                 RECONCILIATION OF EBITDA AND EBITDA AS ADJUSTED
                                 (In thousands)
                                   (Unaudited)

                                                                 THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                       JUNE 30                        JUNE 30
                                                               ------------------------         -----------------------
                                                                 2004           2003              2004           2003
                                                               --------       ---------         --------      ---------
Net income (loss)                                              $14,020        $(51,947)         $21,545       $(60,973)
  Income tax benefit                                               (43)         (2,305)             (41)        (7,525)
                                                               -------        --------         --------       --------

Pre-tax income (loss)                                           13,977         (54,252)          21,504        (68,498)

Add back:
  Interest income                                                  (71)           (107)            (111)          (214)
  Interest expense                                               8,699           8,674           17,486         17,167
  Interest capitalized                                            (238)           (322)            (457)          (606)
  Depreciation                                                   9,676          11,197           19,435         21,630
  Amortization                                                      33              30               65             61
                                                               -------        ---------        --------       --------

                                                                18,099          19,472           36,418         38,038
                                                               -------        --------         --------       --------
EBITDA                                                          32,076         (34,780)          57,922        (30,460)
Add back: Labor dispute settlement adjustment                   28,720              --           35,720            --
          Fixed and other asset impairment charges                  --           26,572              --         26,572
                                                               -------         --------         -------       --------
EBITDA as adjusted                                             $60,796         $(8,208)         $93,642       $ (3,888)
                                                               =======         =======          =======       ========


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